Exhibit 99.1

JOULE Inc. Reports Fiscal 2003 Second-Quarter and First-Half Financial
Results

    EDISON, N.J.--(BUSINESS WIRE)--May 7, 2003--The management of JOULE Inc. (AMEX:JOL) today announced financial results for its fiscal 2003 second quarter and first half ended March 31, 2003.
    Second-quarter 2003 revenues were $16,509,000, five percent less than the $17,404,000 reported for the comparable period of 2002. The net loss for the period of $324,000, or $0.09 per share, compared with a net loss of $191,000, or $0.05 per share, a year ago.
    For the first six months of fiscal 2003, revenues declined nine percent to $33,526,000 from $36,793,000 for last year's first half. The Company reported a net loss of $439,000, or $0.12 per share, versus the net loss of $75,000, or $0.02 per share, in 2002's comparable period.
    Commenting on the results, John G. Wellman, Jr., JOULE's President and Chief Operating Officer, stated, "The protracted economic softness continued to negatively impact sales and earnings for our Commercial staffing and Industrial services units during the fiscal second quarter. Despite a weak performance overall, we were pleased with the relative strength demonstrated by our Technical staffing segment. Another bright spot was our new acquisition Wennik&Motta, a small Boston-area specialty staffing company acquired early in the quarter, which is performing according to plan.
    "We are encouraged by very recent signs of improving demand. This, in combination with positive effects from our continuing cost-reduction efforts, including the closure of five offices this fiscal year, should position us to benefit as our markets recover. Based on these factors, we continue to expect improving results during the second half of the current fiscal year," Wellman concluded.

    JOULE Inc. is a staffing company providing a variety of technical, commercial and industrial services. Established in 1965, JOULE Inc. operates 17 branch offices, primarily in the greater New Jersey area as well as Alabama, Illinois, Massachusetts and Florida.

    This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company's services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to manage growth through improved information systems and the training and retention of new staff, and government regulation.


                              JOULE INC.
                         Financial Highlights
               (In thousands, except per-share amounts)

                               Three Months Ended    Six Months Ended
                                    March 31,             March 31,
                                 2003     2002          2003     2002
                                -------  -------      -------  -------
Revenues                       $16,509  $17,404      $33,526  $36,793
Loss before income taxes          (533)    (333)        (721)    (156)
Income tax benefit                (209)    (142)        (282)     (81)
                                -------  -------      -------  -------
Net loss                       $  (324) $  (191)     $  (439) $   (75)
                                =======  =======      =======  =======
Basic loss per share           $ (0.09) $ (0.05)     $ (0.12) $ (0.02)
                                =======  =======      =======  =======
Diluted loss per share         $ (0.09) $ (0.05)     $ (0.12) $ (0.02)
                                =======  =======      =======  =======

Common shares outstanding
 --basic                         3,684    3,682        3,684    3,682
Common shares and common
 equivalents outstanding
 --diluted                       3,684    3,682        3,684    3,682

    CONTACT: JOULE Inc.
             John G. Wellman, Jr., 732/548-5444